                                                                  EXHIBIT 3.1a

                             ARTICLES OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         STANDARD MANAGEMENT CORPORATION

      The undersigned officer of Standard Management Corporation (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the "Law"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation, certify the following facts:

                                    ARTICLE I

                                    AMENDMENT

SECTION 1. The name of the Corporation following the Amendment to the Amended and Restated Articles of Incorporation is Standard Management Corporation.

SECTION 2. The exact text of Article V, Section 1 of the Amended and Restated Articles of Incorporation, as amended (hereinafter referred to as the "Amendment"), now is as follows:

      The total number of shares which the Corporation has authority to issue is Sixty-One Million (61,000,000) shares without par value.

SECTION 3. The exact text of Article V, Section 2 of the Amendment now reads as follows:

      The total authorized shares of the Corporation shall consist of the following classes and amounts:

      (a) Sixty Million (60,000,000) shares of Common Stock; and
      (b) One Million (1,000,000) shares of Preferred Stock.

      The Common Stock of the Corporation shall in all respects entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations, and restrictions, as all other shareholders of Common Stock.

      The shares of Preferred Stock shall be issued from time to time in one or more series, with such distinguishing designations, and with such preferences, limitations and relative voting and other rights as shall be determined as stated by the Board of Directors before issuance of any such series, in and by the resolution or resolutions authorizing the issuance of any such series pursuant to authority so to do, which is hereby expressly vested in the Board of Directors.

                                   ARTICLE II

                           MANNER OF ADOPTION AND VOTE

SECTION 1. ACTION BY DIRECTORS.

      The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V, Sections 1 and 2 of the Amended and Restated Articles of Incorporation. The resolution was adopted at a meeting of the Board of Directors of the Corporation held on January 26, 2006, and adopted by a majority of the members of the Board of Directors.

SECTION 2. ACTION BY SHAREHOLDERS.

      The Shareholders of the Corporation entitled to vote in respect of the Amendment, adopted the proposed Amendment. The Amendment was adopted at a meeting of the Shareholders held on March 8, 2006. The result of such vote is as follows:

Common Shares entitled to vote:       9,095,208
Common Shares voted in favor:         7,913,863
Common Shares voted against:            663,614
Common Shares not voted:                 96,549

Preferred Shares entitled to vote:           -0-
Preferred Shares voted in favor:             -0-
Preferred Shares voted against:              -0-

SECTION 3. COMPLIANCE WITH LEGAL REQUIREMENTS.

      The manner of adoption of the Amendment, and the vote by which it was adopted, constitute full legal compliance with the provision of the Law, the Amended and Restated Articles of Incorporation and the Bylaws of the Corporation.

                                   ARTICLE III

                    STATEMENT OF CHANGES MADE WITH RESPECT TO
                      ANY INCREASE IN THE NUMBER OF SHARES
                              HERETOFORE AUTHORIZED

Aggregate Number of  Shares Previously Authorized:   41,000,000

Increase:                                            20,000,000

Aggregate Number of Shares to be Authorized
  After Effect of this Amendment:                    61,000,000

      I hereby verify subject to the penalties of perjury that the facts contained herein are true.

Current Officer's Signature                               Officer's Printed Name

/s/ Ronald D. Hunter                                      Ronald D. Hunter
----------------------                                    ---------------------

Officer's Title

Chairman, CEO and President